1 Exar Corporation Voluntary Option Exchange Offer Exhibit (a)(1)(J)

Offer to Exchange
Eligible employees have the opportunity to
exchange outstanding stock options with exercise
prices equal to or greater than $11.00 per share
and with an expiration date after March 31, 2009
for restricted stock unit awards that cover a lesser
number of shares of our common stock.

3 Agenda Purpose of the Offer Eligibility Eligible Employees Eligible Options Mechanics of the Offer Restricted Stock Units Illustration Risks of Participating in the Offer Tax Considerations

Purpose of the Offer
Many of our employees hold options with exercise
prices significantly higher than the current market
price of our common stock.
We believe the exchange offer will permit us
to provide the incentives to our employees that were
intended when the options were initially granted;
to reduce “overhang”
to create additional retention incentives for our
employees who participate by issuing them new awards
that will vest over a period of two years and that will have value regardless of stock price volatility

Eligible Employees
To be an eligible employee, you must be employed with the
Company or one of its designated subsidiaries
as of the commencement date, October 23, 2008; and
as of the expiration time, currently 5:00 p.m., U.S. Pacific Time, on
November 21, 2008 unless we extend the exchange offer.
In order to receive a new award of restricted stock
units, you must remain employed with the Company or
any of its subsidiaries through the time the new awards
are granted.
Members of our Board of Directors and certain of our
executive officers are not eligible to participate in the
exchange program.

Eligible Options
Eligible options are outstanding stock options held by
eligible employees with exercise prices equal to or greater
than $11.00 per share and with an expiration date after
March 31, 2009. It does not matter whether the option is
vested or unvested.
This includes any outstanding, unexercised portion of an
eligible option (i.e., if you previously exercised part of an eligible option, the remainder of the option may be
exchanged in the exchange offer).
It is an all or nothing exchange, meaning that you must
either elect to exchange all or none of your eligible options in order to participate in the exchange offer.

Mechanics of the Offer
The exchange offer commences on October 23, 2008 and
expires at 5:00 p.m., U.S. Pacific Time, on November 21,
2008 (unless we extend the exchange offer).
If you wish to participate, you must complete and deliver an
Election Form prior to the expiration time. No late election forms will be accepted.
If you change your mind after submitting an Election Form,
you must complete and deliver a Notice of Withdrawal prior
to the expiration time.
You can change your mind again and re-accept the offer by
submitting a new Election Form prior to the expiration time.
Your election becomes irrevocable at the expiration time of
the offer.

Restricted Stock Units
The number of restricted stock units you receive in exchange for your eligible options will be determined based on their exercise prices. We have established the following three exchange ratios:
6-to-1 Above $15.00
5-to-1 $13.01 - $15.00
4-to-1 $11.00 - $13.00
Exchange Ratio:
Stock Option Shares per
Restricted Stock Unit
Exercise
Price Range
New restricted stock units granted in exchange for your cancelled options will be subject to a new vesting schedule regardless of whether the option you exchange was vested or unvested.
New awards will vest, subject to your continued employment with the
Company or any of its subsidiaries, in two annual installments on the first and second anniversaries of the issuance date.

Illustration
Assume an eligible employee has the following grants:
N/A N/A $ 13.00 500 1/15/2009 GRANT E
N/A N/A $ 7.00 300 5/10/2010 GRANT D
100 6-to-1 $ 16.75 600 2/18/2012 GRANT C
40 5-to-1 $ 13.50 200 6/26/2010 GRANT B
250 4-to-1 $ 12.00 1,000 10/04/2009 GRANT A
Restricted Stock
Units Issued
Exchange
Ratio
Exercise
Price
Outstanding
Options
Expiration
Date
Grant D is not eligible for exchange as the exercise price is not equal to or greater than $11.00.
Grant E is not eligible for exchange as the expiration date is not after March 31, 2009.
Grants A, B, and C are eligible for exchange. If the eligible employee wishes to participate in the exchange offer, all three grants must be exchanged and a total of
390 restricted stock units will be issued.

Risks of Participating in the Offer
If the price of our common stock increases after the date on which your eligible options are cancelled, your cancelled eligible options might have been worth more than the new award that you receive in exchange for them.
Example for Illustrative Purposes Only
If you exchange an eligible option covering 1,000 shares with an exercise price of $12.00 per share, you would receive a new award of 250 restricted stock units (the exchange ratio for this eligible option is 4:1).
Assume that two years after the new award grant date, the price of our common stock is $20.00 per share. If you had kept your eligible option, exercised it and sold the shares at $20.00 per share, you would have realized a pre-tax gain of $8,000.
But if you had exchanged your eligible option and sold the 250 shares issued upon vesting of the new award, you would have realized a pre-tax gain of $5,000.
If your employment with the Company or its subsidiaries terminates during the vesting period of your new award, you might have been better off if you had continued holding the eligible option rather than exchanging it for a new award.

Tax Considerations
No tax upon exchange of eligible options and the
grant of new awards
If you elect to participate and receive new awards,
you will generally recognize income when the new
awards vest that will be subject to withholding
requirements.
If you decline to participate, it is possible that the
exchange offer may be characterized as a
modification of eligible options that are incentive
stock options, which could affect tax treatment of
these options.

No Recommendation
Neither Exar, our Board of Directors nor any of our
executive officers makes any recommendation as to
whether or not you should participate in the exchange
offer, nor have they authorized any person to make any
recommendation.
These slides present only a high-level outline of certain
key terms of and considerations in connection with the
offer. More detail is included in the exchange offer
materials that are being provided to you.
Please make sure to review carefully the exchange offer
materials you receive and to consult your own legal,
investment and/or tax advisors before making a
decision on whether to participate in the exchange
offer.